Exhibit 99.1

Earnings Release and

Supplemental Financial and Operating Information

For the Three Months Ended

March 31, 2026

Earnings Release and Supplemental Financial and Operating Information

News Release

Contact: Katie Reinsmidt, Executive Vice President - Chief Operating Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

CBL PROPERTIES REPORTS RESULTS FOR FIRST QUARTER 2026

Strong Q1 '26 Results and Transaction Activity Contribute to Increase in Full-Year Guidance

CHATTANOOGA, Tenn. (May 8, 2026) – CBL Properties (NYSE: CBL) announced results for the first quarter ended March 31, 2026. Results of operations as reported in the consolidated financial statements for these periods are prepared in accordance with GAAP. A description of each supplemental non-GAAP financial measure and the related reconciliation to the comparable GAAP financial measure is located at the end of this news release.

	Three Months Ended March 31,
	2026	2025
Net income attributable to common shareholders	$1.48	$0.27
Funds from Operations ("FFO")	$2.78	$1.13
FFO, as adjusted (1)	$1.73	$1.50
(1)
For a reconciliation of FFO to FFO, as adjusted, for the periods presented, please refer to the footnotes to the Company’s reconciliation of net income (loss) attributable to common shareholders to FFO allocable to Operating Partnership common unitholders on page 8 of this news release.

KEY TAKEAWAYS:

•
Same-center NOI for Q1 2026 increased 2.1% compared with the prior-year period. FFO, as adjusted, per share for Q1 2026 increased 15% to $1.73, compared with $1.50 per share for the prior-year period. Strong results for the quarter contributed to the increase in full-year 2026 guidance (see Outlook and Guidance).
•
CBL signed more than 583,000 square feet of leases during first quarter 2026, including approximately 372,000 square feet of comparable new and renewal leases signed at a 5.7% increase in average rents versus the prior rents.
•
Same-center tenant sales per square foot for the first quarter 2026 increased approximately 5.8% as compared with the prior-year period. Same-center tenant sales per square foot for the rolling 12-months ended March 31, 2026, of $453, increased 4.6% as compared with the prior-year period.
•
Portfolio occupancy was 90.5% as of March 31, 2026, an increase of 50 bps from portfolio occupancy of 90.0% at year-end 2025 and 10 bps from portfolio occupancy of 90.4% as of March 31, 2025. Bankruptcy related store closures, including the closures of Francesca's and Eddie Bauer locations, representing approximately 122,000 square feet, negatively impacted mall occupancy by nearly 87 basis points compared with the prior-year period.
•
As of March 31, 2026, the Company had $305.5 million of unrestricted cash and marketable securities (includes CBL's share of joint venture cash of $22.5 million).
•
On May 7, 2026, CBL's Board of Directors approved a dividend of $0.625 per common share for the second quarter of 2026, representing a 39% increase over the prior regular quarterly dividend rate.
•
During the quarter, CBL successfully refinanced its existing $634.0 million term loan through two complementary transactions including a $425.0 million non-recourse financing secured by a pool of primarily mall properties and a $176.1 million floating-rate bank loan primarily secured by a pool of strong open-air lifestyle centers.
•
In March 2026, CBL acquired Gateway Mall in Lincoln, NE, for $43.5 million from Washington Prime Group (WPG). The acquisition of Gateway Mall was financed through a $21.0 million non‑recourse, five‑year loan provided by Symetra Life Insurance Company. The loan carries a fixed interest rate of 6.46%.

“2026 is off to an exceptional start for CBL,” said Stephen D. Lebovitz, Chief Executive Officer of CBL Properties. “We completed a series of transformational financing transactions that significantly strengthened our balance sheet and enhanced free cash flow. In March 2026, we successfully refinanced our $634 million secured term loan through over $600 million of new financing, including a $425 million non‑recourse loan secured by a pool of primarily mall properties and a $176 million floating‑rate bank loan secured primarily by open‑air lifestyle centers. These transactions materially extend our maturity schedule, reduce amortization, and will generate an estimated $30 million of incremental annual free cash flow, while maintaining our non‑recourse capital structure. We also completed the refinance of a loan secured by Fayette Mall in Lexington, KY, as well as a loan secured by Northwoods Mall in N. Charleston, SC. Together the new financings will generate an estimated $8.0 million of incremental annual cash flow to the Company.

“In conjunction with the refinancing of the term loan, our Board approved a 39% increase in our regular quarterly dividend, resulting in a total first‑quarter 2026 dividend of $0.625 per share and an annualized dividend rate of $2.50 per share. This increase reflects our confidence in the durability of our cash flows following the term loan refinancing and our commitment to disciplined capital allocation and returning capital to shareholders.

“We maintained our strong operating momentum into 2026 by delivering solid first‑quarter results, highlighted by growth in same‑center NOI, improving tenant sales, and positive leasing spreads. These results reflect the underlying health of our properties. Leasing results remained strong during the quarter, with new commitments from Ford’s Garage restaurant at Hamilton Place Mall, Tilt entertainment at Frontier Mall in a former JoAnn Fabrics location, and Five Below at Cross Creek Mall replacing Forever 21. These new deals underscore our ability to attract productive, traffic‑driving tenants across a range of formats and to backfill large spaces at attractive economics.

"We were excited to add Gateway Mall in Lincoln, NE, to our portfolio during the quarter, furthering our market position as the leading owner of high-quality, only-game-in-town enclosed malls. The transaction was executed at favorable economics to CBL generating significant accretion and free cash flow from day one. It is representative of our disciplined approach to capital management as well as the ongoing ability to create value for our company.

"We are increasing our full-year guidance to reflect first quarter's strong results, the acquisition and financing activity completed to-date and our outlook for the remainder of the year. We are focused on building on the strong momentum generated in the first quarter by further strengthening our balance sheet, driving new leasing activity, and pursuing additional opportunities that enhance the quality and growth profile of our portfolio."

Same-center Net Operating Income (“NOI”) (1):

	Three Months Ended March 31,
	2026	2025
Total Revenues	$147,115	$145,273
Total Expenses	$(50,559)	$(50,716)
Total portfolio same-center NOI	$96,556	$94,557
Total same-center NOI percentage change	2.1%

Estimate for uncollectable revenues (recovery)	$1,715	$949

(1)
CBL’s definition of same-center NOI excludes the impact of lease termination fees and certain non-cash items such as straight-line rents and reimbursements, write-offs of landlord inducements and net amortization of above and below market leases.

Same-center NOI for the first quarter 2026 increased $2.0 million. Rental revenue growth of $1.6 million was driven by improvement in specialty leasing revenues and a $0.6 million increase in percentage rent. Total operating expense during the first quarter declined $0.2 million. The net decline was a result of $1.8 million higher property operating expenses offset by a $1.5 million favorable impact from real estate taxes and $0.5 million lower maintenance and repair expense. The estimate for uncollectable revenues negatively impacted the quarter by approximately $0.8 million.

PORTFOLIO OPERATIONAL RESULTS

Occupancy(1):

	As of March 31,
	2026	2025
Total portfolio	90.5%	90.4%
Malls, lifestyle centers and outlet centers:
Total malls	88.3%	87.9%
Total lifestyle centers	92.4%	92.2%
Total outlet centers	90.5%	90.4%
Total same-center malls, lifestyle centers and outlet centers	88.9%	90.1%
Open-air centers	95.7%	95.7%
All Other Properties	94.0%	89.6%

(1)
Occupancy for malls, lifestyle centers and outlet centers represent percentage of in-line gross leasable area under 20,000 square feet occupied. Occupancy for open-air centers represents percentage of gross leasable area occupied.

New and Renewal Leasing Activity of Same Small Shop Space Less Than 10,000 Square Feet:

% Change in Average Gross Rent Per Square Foot:
Three Months Ended March 31,
2026
All Property Types	5.7%
Stabilized Malls, Lifestyle Centers and Outlet Centers	5.6%
New leases	55.5%
Renewal leases	0.5%
Open-air Centers	13.9%

Same-Center Sales Per Square Foot for In-line Tenants 10,000 Square Feet or Less:

	Sales Per Square Foot for the Trailing Twelve Months Ended March 31,
	2026	2025	% Change
Malls, lifestyle centers and outlet centers same-center sales per square foot	$453	$433	4.6%

DIVIDEND

On May 7, 2026, CBL announced a cash dividend of $0.625 per common share for the quarter ending June 30, 2026. The dividend, which equates to an annual dividend payment of $2.50 per common share, represents a 39% increase over the prior regular dividend rate. The dividend is payable on June 30, 2026, to shareholders of record as of June 12, 2026.

FINANCING ACTIVITY

Year-to-date, CBL completed $777.5 million of financing activity. CBL successfully refinanced its existing $634.0 million term loan through two complementary transactions including a $425.0 million non-recourse financing secured by a pool of primarily mall properties and a $176.1 million floating-rate bank loan primarily secured by a pool of strong open-air lifestyle centers. The financing resulted in an increase in estimated annual free cash flow of more than $30 million.

In May, CBL completed the refinancing of Fayette Mall, a dominant super-regional enclosed mall located in Lexington, Kentucky. The financing replaces the existing $98.6 million loan with a new $97.5 million, five‑year non-recourse CMBS loan with a fixed interest rate of approximately 7.25%. The new loan’s more favorable amortization structure results in approximately $5.0 million in additional cash flow to CBL.

Additionally in May, CBL closed on a modification of the $32.6 million loan secured by Volusia Mall in Daytona Beach, FL, extending its maturity to October 2026.

In April, CBL closed on a $43.0 million non-recourse loan secured by Northwoods Mall in N. Charleston, SC. The new five-year loan bears a fixed interest rate of 9.1%. Proceeds from the loan, as well as approximately $7.5 million of existing escrows, were used to retire the existing $46.8 million loan secured by the property, which was scheduled to mature this month. Under the prior loan, cash flows have been swept by the lender since April 2021. The refinancing is expected to release over $3.0 million of previously restricted cash flow.

Additionally in April, CBL and its joint venture partner closed on a $6.6 million ($3.3 million at CBL's share) non-recourse, five-year loan secured by Coastal Grand Mall - Dick's Sporting Goods.

In February, Jefferson Mall in Louisville, KY, was placed into receivership and was deconsolidated due to the loss of control. CBL is cooperating with the lender to facilitate a foreclosure of the asset, which is secured by a $48.6 million non-recourse loan.

CBL is in discussions with the lenders for Arbor Place Mall in Douglasville, GA ($84.3 million), Parkdale Mall and Crossing in Beaumont, TX ($48.3 million), and The Outlet Shoppes at Gettysburg in Gettysburg, PA ($9.7 million at CBL's share), and intends to cooperate with the foreclosure or conveyance of the properties in satisfaction of the debt.

TRANSACTION ACTIVITY

In March 2026, CBL acquired Gateway Mall in Lincoln, NE, for $43.5 million from Washington Prime Group (WPG). The acquisition of Gateway Mall was financed through a $21.0 million non‑recourse, five‑year loan provided by Symetra Life Insurance Company. The loan carries a fixed interest rate of 6.46%. Equity for the transaction is expected to be match funded by utilizing proceeds from the sale of an open-air center at approximately an 8% capitalization rate. The sale of the open-air center is estimated to close in May 2026.

STOCK REPURCHASE PROGRAM

On November 5, 2025, CBL's Board of Directors authorized a stock repurchase program for the Company to buy up to $25 million of its common stock. CBL has acquired 363,676 shares of CBL common stock for $12.0 million under the program.

OUTLOOK AND GUIDANCE

CBL is providing updated FFO, as adjusted, guidance for 2026 in the range of $7.06 - $7.19 per share, which reflects all transaction and financing activity completed to-date. Management anticipates same-center NOI for full-year 2026 in the range of (0.5)% to 1.25%.

	Low	High
2026 Net Income (in millions)	$71.1	$75.1
2026 FFO, as adjusted (in millions)	$219.0	$223.0
2026 WA Share Count	31.0	31.0
2026 FFO, as adjusted, per share	$7.06	$7.19
2026 Same-Center NOI ("SC NOI") (in millions) (1)	$401.0	$406.0
2026 change in same-center NOI	(0.5)%	1.25%

Reconciliation of GAAP Earnings Per Share to 2026 FFO, as Adjusted, Per Share:

	Low	High
Expected diluted earnings per common share	$2.12	$2.25
Depreciation and amortization	4.92	4.92
Expected FFO, per diluted, fully converted common share	7.04	7.17
Debt discount accretion, net of noncontrolling interests' share	0.60	0.60
Adjustment for unconsolidated affiliates with negative investment	0.58	0.58
Non-cash interest expense	(0.02)	(0.02)
Gain on deconsolidation	(1.14)	(1.14)
Expected FFO, as adjusted, per diluted, fully converted common share	$7.06	$7.19

Reconciliation of Net Income to SC NOI (in millions):

	Low	High
Net income (loss)	$71.1	$75.1
Adjustments (1):
Depreciation and amortization	152.9	152.9
Adjustments for unconsolidated affiliates(2)	27.0	27.0
Non-comparable property NOI	(50.4)	(50.4)
Other (income) expenses, net(3)	144.0	144.0
Non-property (income) expenses, net(4)	56.4	57.4
Total Same-Center NOI	$401.0	$406.0

(1) Adjustments are based on our Operating Partnership’s pro rata ownership share, including our share of unconsolidated affiliates and excluding noncontrolling interests’ share of consolidated properties

(2) GAAP adjustments for unconsolidated affiliates, including those with negative investment.

(3) Property-level (income) expenses, net, that are not included in NOI, including but not limited to, interest expense, gains on sales of non-depreciable real estate assets, straight-line rent and above- and below-market lease amortization.

(4) Non-property (income) expenses, net, that are not included in NOI, including but not limited to, fee income and general and administrative expenses.

2026 Estimate of Capital Items (in millions):

	Low	High
2026 Estimated maintenance capital/tenant allowances (1)	$55.0	$60.0
2026 Estimated development/redevelopment expenditures	10.0	15.0
2026 Estimated principal amortization (including est. term loan ECF)	58.0	63.0
Total Estimate	$123.0	$138.0

(1) Excludes amounts related to properties which have 100% of the cash flows from such properties restricted under the terms of the respective loan agreements as further described on page 17 of the Financial Supplement.

ABOUT CBL PROPERTIES

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s owned and managed portfolio is comprised of 88 properties totaling 55.6 million square feet across 23 states, including 55 high-quality enclosed malls, outlet centers and lifestyle retail centers as well as more than 25 open-air centers and other assets. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information visit cblproperties.com.

NON-GAAP FINANCIAL MEASURES

Funds From Operations

FFO is a widely used non-GAAP measure of the operating performance of real estate companies that supplements net income (loss) determined in accordance with GAAP. The National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income (loss) (computed in accordance with GAAP) excluding gains or losses on sales of depreciable operating properties and impairment losses of depreciable properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests. Adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests are calculated on the same basis. We define FFO as defined above by NAREIT. The Company’s method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

The Company believes that FFO provides an additional indicator of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, the Company believes that FFO enhances investors’ understanding of its operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of the Company’s properties and interest rates, but also by its capital structure.

The Company believes FFO allocable to Operating Partnership common unitholders is a useful performance measure since it conducts substantially all of its business through its Operating Partnership and, therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of the Company’s common shareholders and the noncontrolling interest in the Operating Partnership.

In the reconciliation of net income (loss) attributable to the Company’s common shareholders to FFO allocable to Operating Partnership common unitholders, located in this earnings release, the Company makes an adjustment to add back noncontrolling interest in income (loss) of its Operating Partnership in order to arrive at FFO of the Operating Partnership common unitholders.

FFO does not represent cash flows from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income (loss) for purposes of evaluating the Company’s operating performance or to cash flow as a measure of liquidity.

The Company believes that it is important to identify the impact of certain significant items on its FFO measures for a reader to have a complete understanding of the Company’s results of operations. Therefore, the Company has also presented adjusted FFO measures excluding these items from the applicable periods. Please refer to the reconciliation of net income (loss) attributable to common shareholders to FFO allocable to Operating Partnership common unitholders on page 8 of this news release for a description of these adjustments.

Same-center Net Operating Income

NOI is a supplemental non-GAAP measure of the operating performance of the Company’s shopping centers and other properties. The Company defines NOI as property operating revenues (rental revenues, tenant reimbursements and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs).

The Company computes NOI based on the Operating Partnership’s pro rata share of both consolidated and unconsolidated properties. The Company believes that presenting NOI and same-center NOI (described below) based on its Operating Partnership’s pro rata share of both consolidated and unconsolidated properties is useful since the Company conducts substantially all of its business through its Operating Partnership and, therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of the Company’s common shareholders and the noncontrolling interest in the Operating Partnership. The Company's definition of NOI may be different than that used by other companies and, accordingly, the Company's calculation of NOI may not be comparable to that of other companies.

Since NOI includes only those revenues and expenses related to the operations of the Company’s shopping center properties, the Company believes that same-center NOI provides a measure that reflects trends in occupancy rates, rental rates, sales at the malls and operating costs and the impact of those trends on the Company’s results of operations. The Company’s calculation of same-center NOI excludes lease termination income, straight-line rent adjustments, amortization of above and below market lease intangibles and write-off of landlord inducement assets in order to enhance the comparability of results from one period to another. A reconciliation of same-center NOI to net income (loss) is located at the end of this earnings release.

Pro Rata Share of Debt

The Company presents debt based on the carrying value of its pro rata ownership share (including the carrying value of the Company’s pro rata share of unconsolidated affiliates and excluding noncontrolling interests’ share of consolidated properties) because it believes this provides investors a clearer understanding of the Company’s total debt obligations which affect the Company’s liquidity. A reconciliation of the Company’s pro rata share of debt to the amount of debt on the Company’s condensed consolidated balance sheet is located at the end of this earnings release.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K, and the “Management's Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Consolidated Statements of Operations

(Unaudited; in thousands, except per share amounts)

	Three Months Ended March 31,
	2026	2025
REVENUES:
Rental revenues	$141,373	$137,360
Management, development and leasing fees	1,609	1,317
Other	2,986	3,091
Total revenues	145,968	141,768
EXPENSES:
Property operating	(28,233)	(25,878)
Depreciation and amortization	(38,098)	(45,541)
Real estate taxes	(14,066)	(15,731)
Maintenance and repairs	(12,333)	(13,466)
General and administrative	(18,587)	(20,707)
Other	30	—
Total expenses	(111,287)	(121,323)
OTHER INCOME (EXPENSES):
Interest and other income	3,360	3,468
Interest expense	(39,899)	(44,225)
Loss on extinguishment of debt	—	(217)
Gain on deconsolidation	35,334	—
Gain on sales of real estate assets	1,402	21,532
Income tax benefit	1,230	471
Equity in earnings of unconsolidated affiliates	10,277	6,913
Total other income (expenses), net	11,704	(12,058)
Net income	46,385	8,387
Net (income) loss attributable to noncontrolling interests in:
Operating Partnership	(8)	(6)
Other consolidated subsidiaries	110	408
Net income attributable to the Company	46,487	8,789
Earnings allocable to unvested restricted stock	(1,084)	(577)
Net income attributable to common shareholders	$45,403	$8,212
Basic and diluted per share data attributable to common shareholders:
Basic earnings per share	$1.50	$0.27
Diluted earnings per share	1.48	0.27
Weighted-average basic shares	30,184	30,419
Weighted-average diluted shares	30,680	30,709

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

The Company's reconciliation of net income attributable to common shareholders to FFO allocable to Operating Partnership common unitholders is as follows:

(in thousands, except per share data)

	Three Months Ended March 31,
	2026	2025
Net income attributable to common shareholders	$45,403	$8,212
Noncontrolling interest in income of Operating Partnership	8	6
Earnings allocable to unvested restricted stock	(878)	—
Depreciation and amortization expense of:
Consolidated properties	38,098	45,541
Unconsolidated affiliates	3,144	3,432
Non-real estate assets	(213)	(247)
Noncontrolling interests' share of depreciation and amortization in other consolidated subsidiaries	(353)	(426)
Gain on depreciable property, net of taxes	—	(21,706)
FFO allocable to Operating Partnership common unitholders	85,209	34,812
Debt discount accretion, including our share of unconsolidated affiliates and net of noncontrolling interests' share (1)	5,679	9,207
Adjustment for unconsolidated affiliates with negative investment (2)	(2,884)	1,534
Non-cash default interest expense (3)	547	363
Gain on deconsolidation (4)	(35,334)	—
Loss on extinguishment of debt (5)	—	217
FFO allocable to Operating Partnership common unitholders, as adjusted	$53,217	$46,133
FFO per diluted share	$2.78	$1.13
FFO, as adjusted, per diluted share	$1.73	$1.50
Weighted-average common and potential dilutive common units outstanding	30,686	30,714
(1)
In conjunction with the acquisition of the Company's partners' 50% joint venture interests in CoolSprings Galleria, Oak Park Mall and West County Center and the implementation of fresh start accounting upon emergence from bankruptcy, the Company recognized debt discounts equal to the difference between the outstanding balance of mortgage notes payable and the estimated fair value of such mortgage notes payable. The debt discounts are accreted as additional interest expense over the terms of the respective mortgage notes payable using the effective interest method.
(2)
Represents the Company’s share of the earnings (losses) before depreciation and amortization expense of unconsolidated affiliates where the Company is recognizing equity in earnings (losses) on a cash basis because its investment in the unconsolidated affiliate is below zero.
(3)
The three months ended March 31, 2026 and 2025 includes default interest on loans past their maturity date.
(4)
During the three months ended March 31, 2026, the Company deconsolidated Jefferson Mall due to a loss of control when the property was placed into receivership in connection with the foreclosure process.
(5)
During the three months ended March 31, 2025, the Company made a partial paydown on the 2032 non-recourse bank loan and recognized loss on extinguishment of debt related to a prepayment fee.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

	Three Months Ended March 31,
	2026	2025
Diluted EPS attributable to common shareholders	$1.48	$0.27
Add amounts per share included in FFO:
Earnings allocable to unvested restricted stock	(0.03)	—
Eliminate amounts per share excluded from FFO:
Depreciation and amortization expense, including amounts from consolidated properties, unconsolidated affiliates, non-real estate assets and excluding amounts allocated to noncontrolling interests	1.33	1.57
Gain on depreciable property, net of taxes	—	(0.71)
FFO per diluted share	$2.78	$1.13

	Three Months Ended March 31,
	2026	2025
SUPPLEMENTAL FFO INFORMATION:
Lease termination fees	$381	$963

Straight-line rental income adjustment (1)	$413	$(393)

Gain on outparcel sales, net of taxes	$1,333	$766

Net amortization of acquired above- and below-market leases (1)	$(2,713)	$(3,846)

Income tax benefit	$1,230	$471

Interest capitalized	$122	$113

Estimate of uncollectable revenues	$(1,887)	$(822)

	As of March 31,
	2026	2025
Straight-line rent receivable	$25,209	$23,814

(1)
The current-year presentation is based on effective ownership percentages in certain unconsolidated joint ventures while the prior-year period was based on stated ownership percentages. The difference between the effective ownership and stated ownership percentages is due to differences in capital contributions between joint venture partners and related preferred returns.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Same-center Net Operating Income

(Dollars in thousands)

	Three Months Ended March 31,
	2026	2025
Net income	$46,385	$8,387
Adjustments:
Depreciation and amortization	38,098	45,541
Depreciation and amortization from unconsolidated affiliates	3,144	3,432
Noncontrolling interests' share of depreciation and amortization in other consolidated subsidiaries	(353)	(426)
Interest expense	39,899	44,225
Interest expense from unconsolidated affiliates	6,275	7,290
Noncontrolling interests' share of interest expense in other consolidated subsidiaries	(777)	(1,014)
Gain on sales of real estate assets	(1,402)	(21,532)
Loss (gain) on sales of real estate assets of unconsolidated affiliates	94	(1,035)
Adjustment for unconsolidated affiliates with negative investment	(2,884)	1,534
Loss on extinguishment of debt	—	217
Gain on deconsolidation	(35,334)	—
Income tax benefit	(1,230)	(471)
Lease termination fees	(381)	(963)
Straight-line rent and above- and below-market lease amortization (1)	2,300	4,239
Net loss attributable to noncontrolling interests in other consolidated subsidiaries	110	408
General and administrative expenses	18,587	20,707
Management fees and non-property level revenues (1)	(4,046)	(4,192)
Operating Partnership's share of property NOI (1)	108,485	106,347
Non-comparable NOI (1)	(11,929)	(11,790)
Total same-center NOI (2)	$96,556	$94,557
Total same-center NOI percentage change	2.1%
(1)
The Company has reclassified amounts from management fees and non-property level revenues to the identified line items to conform to the current-year presentation. The current-year presentation is based on effective ownership percentages in certain unconsolidated joint ventures while the prior-year period was based on stated ownership percentages. The difference between the effective ownership and stated ownership percentages is due to differences in capital contributions between joint venture partners and related preferred returns.
(2)
CBL defines NOI as property operating revenues (rental revenues, tenant reimbursements and other income), less property operating expenses (property operating, real estate taxes and maintenance and repairs). NOI excludes lease termination income, straight-line rent adjustments, amortization of above and below market lease intangibles and write-offs of landlord inducement assets. We include a property in our same-center pool when we own all or a portion of the property as of March 31, 2026, and we owned it and it was in operation for both the entire preceding calendar year and the current year-to-date reporting period ending March 31, 2026. New properties are excluded from same-center NOI, until they meet these criteria. Properties excluded from the same-center pool that would otherwise meet these criteria are properties which are under major redevelopment or being considered for repositioning, where we intend to renegotiate the terms of the debt secured by the related property or return the property to the lender. The Company calculates same-center NOI based on stated ownership percentages.

Same-center Net Operating Income

(Dollars in thousands)

	Three Months Ended March 31,
	2026	2025
Malls	$65,601	$64,529
Outlet centers	5,198	5,171
Lifestyle centers	9,075	8,555
Open-air centers	11,352	10,974
Outparcels and other	5,330	5,328
Total same-center NOI	$96,556	$94,557
Percentage Change:
Malls	1.7%
Outlet centers	0.5%
Lifestyle centers	6.1%
Open-air centers	3.4%
Outparcels and other	0.0%
Total same-center NOI	2.1%

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Company's Share of Consolidated and Unconsolidated Debt

(Dollars in thousands)

	As of March 31, 2026
	Fixed Rate	Variable Rate	Total Debt	Unamortized Deferred Financing Costs	Unamortized Debt Discounts (1)	Total, net
Consolidated debt	$1,888,653	$282,135	$2,170,788	$(26,405)	$(65,856)	$2,078,527
Noncontrolling interests' share of consolidated debt	(23,797)	(10,869)	(34,666)	68	101	(34,497)
Company's share of unconsolidated affiliates' debt	340,570	9,232	349,802	(2,807)	—	346,995
Other debt (2)	96,918	—	96,918	—	—	96,918
Company's share of consolidated, unconsolidated and other debt	$2,302,344	$280,498	$2,582,842	$(29,144)	$(65,755)	$2,487,943
Weighted-average interest rate	5.98%	7.68%	6.17%

	As of March 31, 2025
	Fixed Rate	Variable Rate	Total Debt	Unamortized Deferred Financing Costs	Unamortized Debt Discounts (1)	Total, net
Consolidated debt	$1,387,453	$871,887	$2,259,340	$(7,480)	$(101,298)	$2,150,562
Noncontrolling interests' share of consolidated debt	(24,234)	(11,298)	(35,532)	135	1,339	(34,058)
Company's share of unconsolidated affiliates' debt	369,366	28,836	398,202	(2,528)	—	395,674
Company's share of consolidated, unconsolidated and other debt	$1,732,585	$889,425	$2,622,010	$(9,873)	$(99,959)	$2,512,178
Weighted-average interest rate	5.16%	7.44%	5.93%
(1)
In conjunction with the acquisition of the Company's partners' 50% joint venture interests in CoolSprings Galleria, Oak Park Mall and West County Center and the implementation of fresh start accounting upon emergence from bankruptcy, the Company recognized debt discounts equal to the difference between the outstanding balance of mortgage notes payable and the estimated fair value of such mortgage notes payable. The debt discounts are accreted as additional interest expense over the terms of the respective mortgage notes payable using the effective interest method. The Company recognized the debt discounts associated with the acquisition of its partner's 50% joint venture interests in CoolSprings Galleria, Oak Park Mall and West County Center in December 2024.
(2)
Includes the outstanding loan balances of two deconsolidated properties, Jefferson Mall and Southpark Mall, due to a loss of control when the properties were placed into receivership in connection with the foreclosure processes.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Consolidated Balance Sheets

(Unaudited; in thousands, except share data)

	March 31,	December 31,
	2026	2025
ASSETS
Real estate assets:
Land	$609,830	$601,553
Buildings and improvements	1,639,455	1,619,988
	2,249,285	2,221,541
Accumulated depreciation	(371,129)	(355,900)
	1,878,156	1,865,641
Developments in progress	11,692	10,533
Net investment in real estate assets	1,889,848	1,876,174
Cash and cash equivalents	122,741	42,287
Restricted cash	89,981	110,665
Available-for-sale securities - at fair value (amortized cost of $160,290 and $292,646 as of March 31, 2026 and December 31, 2025, respectively)	160,268	293,087
Receivables:
Tenant	39,318	46,489
Other	1,712	1,562
Investments in unconsolidated affiliates	83,512	85,941
In-place leases, net	136,690	144,046
Intangible lease assets and other assets	121,033	128,848
	$2,645,103	$2,729,099
LIABILITIES AND EQUITY
Mortgage and other indebtedness, net	$2,078,527	$2,170,785
Accounts payable and accrued liabilities	179,237	193,640
Total liabilities	2,257,764	2,364,425
Shareholders' equity:
Common stock, $.001 par value, 200,000,000 shares authorized, 30,944,758 and 30,322,052 issued and outstanding as of March 31, 2026 and December 31, 2025, respectively (in each case, excluding 34 treasury shares)	31	30
Additional paid-in capital	683,664	687,424
Accumulated other comprehensive income	100	443
Accumulated deficit	(285,813)	(312,961)
Total shareholders' equity	397,982	374,936
Noncontrolling interests	(10,643)	(10,262)
Total equity	387,339	364,674
	$2,645,103	$2,729,099

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Condensed Combined Financial Statements - Unconsolidated Affiliates

(Unaudited; in thousands)

	March 31, 2026	December 31, 2025
ASSETS:
Investment in real estate assets	$1,270,075	$1,255,163
Accumulated depreciation	(587,374)	(574,364)
	682,701	680,799
Developments in progress	1,692	1,315
Net investment in real estate assets	684,393	682,114
Other assets	121,282	135,138
Total assets	$805,675	$817,252
LIABILITIES:
Mortgage and other indebtedness, net	$756,201	$715,013
Other liabilities	25,051	23,468
Total liabilities	781,252	738,481
OWNERS' EQUITY:
The Company	70,107	78,016
Other investors	(45,684)	755
Total owners' equity	24,423	78,771
Total liabilities and owners’ equity	$805,675	$817,252

	Three Months Ended March 31,
	2026	2025
Total revenues	$45,693	$45,202
Depreciation and amortization	(10,686)	(11,010)
Operating expenses	(15,205)	(13,758)
Interest and other income	499	569
Interest expense	(12,864)	(12,577)
Gain on extinguishment of debt	—	32,494
Gain on sales of real estate assets	323	2,070
Net income	$7,760	$42,990

	Company's Share for the Period
	Three Months Ended March 31,
	2026	2025
Total revenues	$24,207	$24,853
Depreciation and amortization	(5,214)	(6,204)
Operating expenses	(7,612)	(7,070)
Interest and other income	312	351
Interest expense	(6,275)	(7,290)
Negative investment adjustment	4,953	1,238
(Loss) gain on sales of real estate assets	(94)	1,035
Net income	$10,277	$6,913

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

EBITDA for real estate ("EBITDAre") is a non-GAAP financial measure which NAREIT defines as net income (loss) (computed in accordance with GAAP), plus interest expense, income tax expense, depreciation and amortization, gains on the dispositions and deconsolidations of depreciable property, and adjustments to reflect the Company's share of EBITDAre from unconsolidated affiliates. The Company also calculates Adjusted EBITDAre to exclude the non-controlling interest in EBITDAre of consolidated entities, losses on extinguishment of debt and adjustments related to unconsolidated affiliates.

The Company presents the ratio of Adjusted EBITDAre to interest expense because the Company believes that the Adjusted EBITDAre to interest coverage ratio, along with cash flows from operating activities, investing activities and financing activities, provides investors an additional indicator of the Company's ability to incur and service debt. Adjusted EBITDAre excludes items that are not a normal result of operations which assists the Company and investors in distinguishing changes related to the growth or decline of operations at our properties. EBITDAre and Adjusted EBITDAre, as presented, may not be comparable to similar measures calculated by other companies. This non-GAAP measure should not be considered as an alternative to net income (loss), cash from operating activities or any other measure calculated in accordance with GAAP. Pro rata amounts listed below are calculated using the Company's ownership percentage in the respective joint venture and any other applicable terms.

Ratio of Adjusted EBITDAre to Interest Expense

(Dollars in thousands)

	Three Months Ended March 31,
	2026	2025
Net income	$46,385	$8,387
Depreciation and amortization	38,098	45,541
Depreciation and amortization from unconsolidated affiliates	3,144	3,432
Interest expense	39,899	44,225
Interest expense from unconsolidated affiliates	6,275	7,290
Income taxes	(1,230)	(471)
Gain on depreciable property	—	(21,532)
Gain on deconsolidation	(35,334)	—
EBITDAre (1)	97,237	86,872
Loss on extinguishment of debt	—	217
Adjustment for unconsolidated affiliates with negative investment	(2,884)	1,534
Net loss attributable to noncontrolling interests in other consolidated subsidiaries	110	408
Noncontrolling interests' share of depreciation and amortization in other consolidated subsidiaries	(353)	(426)
Noncontrolling interests' share of interest expense in other consolidated subsidiaries	(777)	(1,014)
Company's share of Adjusted EBITDAre	$93,333	$87,591
(1)
Includes $1,308 and $1,035 for the three months ended March 31, 2026 and 2025, respectively, related to sales of non-depreciable real estate assets.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

	Three Months Ended March 31,
	2026		2025

Interest Expense:
Interest expense	$39,899		$44,225
Interest expense from unconsolidated affiliates	6,275		7,290
Debt discount accretion, including our share of unconsolidated affiliates and net of noncontrolling interests' share	(5,679)		(9,207)
Noncontrolling interests' share of interest expense in other consolidated subsidiaries, excluding noncontrolling interests' share of debt discount accretion	(627)		(551)
Company's share of interest expense	$39,868		$41,757
Ratio of Adjusted EBITDAre to Interest Expense	2.3	x	2.1	x

	Three Months Ended March 31,
	2026	2025
Company's share of Adjusted EBITDAre	$93,333	$87,591
Interest expense	(39,899)	(44,225)
Noncontrolling interests' share of interest expense in other consolidated subsidiaries	777	1,014
Income taxes	1,230	471
Net amortization of deferred financing costs, discounts on available-for-sale securities and debt discounts	6,216	7,647
Net amortization of intangible lease assets and liabilities	2,582	3,704
Depreciation and interest expense from unconsolidated affiliates	(9,419)	(10,722)
Adjustment for unconsolidated affiliates with negative investment	2,884	(1,534)
Noncontrolling interests' share of depreciation and amortization in other consolidated subsidiaries	353	426
Net loss attributable to noncontrolling interests in other consolidated subsidiaries	(110)	(408)
Gain on outparcel sales	(1,402)	—
Loss (gain) on insurance proceeds	26	(65)
Equity in earnings of unconsolidated affiliates	(10,277)	(6,913)
Distributions of earnings from unconsolidated affiliates	4,117	4,535
Share-based compensation expense	2,364	3,990
Change in estimate of uncollectable revenues	1,766	559
Change in deferred tax assets	2,547	2,575
Changes in operating assets and liabilities	(4,169)	(16,966)
Cash flows provided by operating activities	$52,919	$31,679

Components of Consolidated Rental Revenues

The Company believes the following summary is useful to users of its consolidated financial statements because it provides more detail regarding the components of rental revenues in the consolidated financial statements and trends in these components for the periods shown.

	Three Months Ended March 31,
	2026	2025
Minimum rents	$105,780	$101,020
Percentage rents	3,459	2,827
Other rents	2,181	2,205
Tenant reimbursements	31,735	31,858
Estimate of uncollectable amounts	(1,782)	(550)
Total rental revenues	$141,373	$137,360

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Schedule of Mortgage and Other Indebtedness

(Dollars in thousands)

Property	Location	Original Maturity Date	Optional Extended Maturity Date	Interest Rate	Balance as of March 31, 2026 (1)	Balance
						Fixed	Variable
Operating Properties:
The Outlet Shoppes at Gettysburg (2)	Gettysburg, PA	Oct-25		4.80%	$19,438	$19,438	$—
Parkdale Mall & Crossing (2)	Beaumont, TX	Mar-26		5.85%	48,285	48,285	—
Northwoods Mall (3)	North Charleston, SC	Apr-26		5.08%	46,762	46,762	—
Arbor Place (4)	Atlanta (Douglasville), GA	May-26		5.10%	84,295	84,295	—
Fayette Mall (5)	Lexington, KY	May-26		4.25%	99,373	99,373	—
Volusia Mall (6)	Daytona Beach, FL	May-26		4.56%	32,641	32,641	—
Hamilton Place	Chattanooga, TN	Jun-26		4.36%	85,978	85,978	—
The Outlet Shoppes at Laredo	Laredo, TX	Jun-26		7.42%	31,055	—	31,055
West County Center	Des Peres, MO	Dec-26		3.40%	138,798	138,798	—
CoolSprings Galleria	Nashville, TN	May-28		4.84%	133,125	133,125	—
Cross Creek Mall	Fayetteville, NC	Aug-30		6.86%	77,298	77,298	—
Oak Park Mall	Overland Park, KS	Oct-30		5.00%	244,315	244,315	—
2032 non-recourse bank loan (7)		Oct-30	Oct-32	7.71%	442,956	367,956	75,000
Secured lifestyle centers loan due 2032		Oct-30	Oct-31/Oct-32	7.77%	176,080	—	176,080
Gateway Mall	Lincoln, NE	Mar-31		6.46%	21,000	21,000	—
Secured mall loan due 2031 (8)		Apr-31		7.40%	425,000	425,000	—
Hamilton Place open-air centers loan	Chattanooga, TN	Jun-32		5.85%	64,389	64,389	—
Total Consolidated Debt					$2,170,788	$1,888,653	$282,135
Weighted-average interest rate					6.23%	6.01%	7.73%

Plus CBL's Share Of Unconsolidated Affiliates' Debt:
Coastal Grand Mall - Dick's Sporting Goods (9)	Myrtle Beach, SC	May-26		8.05%	$3,278	$3,278	$—
York Town Center	York, PA	Jun-26		6.00%	14,148	14,148	—
Ambassador Town Center Infrastructure Improvements	Lafayette, LA	Mar-27		7.26%	1,012	1,012	—
Mayfaire Town Center - hotel development	Wilmington, NC	Jan-28		6.00%	9,232	—	9,232
Friendly Center	Greensboro, NC	May-28		6.44%	70,963	70,963	—
Coastal Grand Mall (10)	Myrtle Beach, SC	Aug-28		5.09%	38,396	38,396	—
Coastal Grand Crossing (10)	Myrtle Beach, SC	Aug-28		5.09%	1,853	1,853	—
The Outlet Shoppes at El Paso	El Paso, TX	Oct-28		5.10%	32,730	32,730	—
Ambassador Town Center	Lafayette, LA	Jun-29		4.35%	25,147	25,147	—
Hamilton Place Aloft Hotel	Chattanooga, TN	Jun-29		7.20%	7,016	7,016	—
Friendly Center Medical Office	Greensboro, NC	Jun-30		6.11%	1,679	1,679	—
The Pavilion at Port Orange	Port Orange, FL	Oct-30		5.93%	21,500	21,500	—
The Shoppes at Eagle Point	Cookeville, TN	May-32		5.40%	18,863	18,863	—
The Outlet Shoppes at Atlanta	Woodstock, GA	Oct-33		7.85%	39,665	39,665	—
The Outlet Shoppes of the Bluegrass	Simpsonville, KY	Nov-34		6.84%	42,336	42,336	—
Hammock Landing - Phase I	West Melbourne, FL	Dec-34		5.86%	17,099	17,099	—
Hammock Landing - Phase II	West Melbourne, FL	Dec-34		5.86%	4,885	4,885	—
Total Unconsolidated Debt					349,802	340,570	9,232

Plus Other Debt:
Jefferson Mall (11)	Louisville, KY	Jun-26		4.75%	48,647	48,647	—
Southpark Mall (12)	Colonial Heights, VA	Jun-26		4.85%	48,271	48,271	—
Total Other Debt					96,918	96,918	—

Less Noncontrolling Interests' Share Of Consolidated Debt:
The Outlet Shoppes at Gettysburg (2) (50%)	Gettysburg, PA	Oct-25		4.80%	(9,719)	(9,719)	—
Hamilton Place (10%)	Chattanooga, TN	Jun-26		4.36%	(8,598)	(8,598)	—
The Outlet Shoppes at Laredo (35%)	Laredo, TX	Jun-26		7.42%	(10,869)	—	(10,869)

Property	Location	Original Maturity Date	Optional Extended Maturity Date	Interest Rate	Balance as of March 31, 2026 (1)	Balance
						Fixed	Variable
Hamilton Place open-air centers loan (8% - 10%)	Chattanooga, TN	Jun-32		5.85%	(5,480)	(5,480)	—
					(34,666)	(23,797)	(10,869)

Company's Share Of Consolidated, Unconsolidated and Other Debt (13)					$2,582,842	$2,302,344	$280,498
Weighted-average interest rate					6.17%	5.98%	7.68%

Total Debt of Unconsolidated Affiliates:
Coastal Grand Mall - Dick's Sporting Goods (9)	Myrtle Beach, SC	May-26		8.05%	$6,556	$6,556	$—
York Town Center	York, PA	Jun-26		6.00%	28,297	28,297	—
Ambassador Town Center Infrastructure Improvements	Lafayette, LA	Mar-27		7.26%	1,012	1,012	—
Mayfaire Town Center - hotel development	Wilmington, NC	Jan-28		6.00%	18,842	—	18,842
Friendly Center	Greensboro, NC	May-28		6.44%	141,926	141,926	—
Coastal Grand Mall (10)	Myrtle Beach, SC	Aug-28		5.09%	76,791	76,791	—
Coastal Grand Crossing (10)	Myrtle Beach, SC	Aug-28		5.09%	3,705	3,705	—
The Outlet Shoppes at El Paso	El Paso, TX	Oct-28		5.10%	65,459	65,459	—
Ambassador Town Center	Lafayette, LA	Jun-29		4.35%	38,688	38,688	—
Hamilton Place Aloft Hotel	Chattanooga, TN	Jun-29		7.20%	14,032	14,032	—
Friendly Center Medical Office	Greensboro, NC	Jun-30		6.11%	6,715	6,715	—
The Pavilion at Port Orange	Port Orange, FL	Oct-30		5.93%	43,000	43,000	—
The Shoppes at Eagle Point	Cookeville, TN	May-32		5.40%	37,726	37,726	—
The Outlet Shoppes at Atlanta	Woodstock, GA	Oct-33		7.85%	79,330	79,330	—
The Outlet Shoppes of the Bluegrass	Simpsonville, KY	Nov-34		6.84%	65,133	65,133	—
Hammock Landing - Phase I	West Melbourne, FL	Dec-34		5.86%	34,199	34,199	—
Hammock Landing - Phase II	West Melbourne, FL	Dec-34		5.86%	9,771	9,771	—
					$671,182	$652,340	$18,842
Weighted-average interest rate					6.10%	6.11%	6.00%
(1)
See page 11 for debt discounts and unamortized deferred financing costs.
(2)
The loan is in maturity default. The Company intends to cooperate with the foreclosure or conveyance of the property in satisfaction of the debt.
(3)
Subsequent to March 31, 2026, the Company closed on a new $43,000 non-recourse, five-year loan secured by Northwoods Mall. The loan bears a fixed interest rate of 9.1%. The previous loan had the cash flows of the property restricted under the terms of the previous loan agreement.
(4)
Subsequent to March 31, 2026, the loan entered maturity default. The Company intends to cooperate with the foreclosure or conveyance of the property in satisfaction of the debt.
(5)
Subsequent to March 31, 2026, the Company closed on a new $97,500 non-recourse, five-year loan secured by Fayette Mall. The loan bears a fixed interest rate of 7.25%.
(6)
Subsequent to March 31, 2026, the loan was modified, which extends the maturity through October 2026.
(7)
The interest rate is a fixed 7.70% for $367,956 of the outstanding loan balance through July 2030, with the remaining loan balance bearing a variable interest rate based on the 30-day SOFR plus 4.10%. The full principal balance will convert to a variable rate after July 2030. The Operating Partnership has an interest rate swap on a notional amount of $32,000 related to the variable portion of the loan to effectively fix the interest rate at 7.3975%.
(8)
The Company used proceeds from the secured mall loan due 2031 and existing cash on hand to retire the secured term loan. The secured mall loan due 2031 is secured by Cherryvale Mall, Frontier Mall, Hanes Mall, Kirkwood Mall, Mall del Norte, Post Oak Mall, Richland Mall, Sunrise Mall, Turtle Creek Mall, Valley View Mall, West Towne Mall, Westmoreland Mall and Westmoreland Crossing.
(9)
Subsequent to March 31, 2026, the Company and its joint venture partner closed on a new $6,581 non-recourse, five-year loan secured by Coastal Grand Mall - Dick's Sporting Goods, which bears a fixed interest rate of 6.17%.
(10)
In September 2025, the Company entered into a forbearance agreement that waived the previous default interest and extended the maturity date through August 2028. The forbearance agreement provides for default interest on the outstanding loan balance of 1%, 2% and 3% for each respective year of the forbearance agreement.
(11)
In January 2026, the Company was notified by the lender that the loan was in default. In February 2026, the property was placed into receivership in connection with the foreclosure process. The Company anticipates returning the property to the lender.
(12)
In July 2025, the loan entered default and the property was placed into receivership. The Company anticipates returning the property to the lender.
(13)
Subsequent to March 31, 2026 and after the closing of the new loan secured by Northwoods Mall, CBL owns interests in 11 assets (8 malls, 2 outlet centers and an open-air center) with a pro rata share debt balance of $715,406 which have 100% of the cash flows from such properties restricted under the terms of the respective loan agreements. Of this amount, $683,648 of pro rata debt relates to malls, $29,905 relates to outlet centers and $1,853 relates to an open-air center. These loans are non-recourse to CBL. The restricted cash can only be used to pay the respective property’s real estate and insurance costs, debt service, operating expenses, and fund escrow accounts for capital expenditures and tenant allowances. Additionally, CBL receives management fees from the property cash flows. For the three months ended March 31, 2026, CBL’s pro rata share of same-center NOI was $96,556, of which same-center NOI from cash trapped properties made up $14,211, with $12,912 relating to malls, $723 relating to outlet centers and $576 relating to an open-air center. For the three months ended March 31, 2025, CBL’s pro rata share of same-center NOI was $94,557, of which same-center NOI from cash trapped properties made up $13,742, with $12,557 relating to malls, $641 relating to outlet centers and $544 relating to an open-air center.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Schedule of Maturities of Mortgage and Other Indebtedness

(Dollars in thousands)

Based on Maturity Dates As Though All Extension Options Available Have Been Exercised:

Year	Consolidated Debt	CBL's Share of Unconsolidated Affiliates' Debt	Other Debt (1)	Noncontrolling Interests' Share of Consolidated Debt	CBL's Share of Consolidated, Unconsolidated and Other Debt	% of Total	Weighted Average Interest Rate
2025	$19,438	$—	$—	$(9,719)	$9,719	0.38%	4.80%
2026	567,187	17,426	96,918	(19,467)	662,064	25.63%	4.62%
2027	—	1,012	—	—	1,012	0.04%	7.26%
2028	133,125	153,174	—	—	286,299	11.08%	5.34%
2029	—	32,163	—	—	32,163	1.25%	4.97%
2030	321,613	23,179	—	—	344,792	13.35%	5.48%
2031	446,000	—	—	—	446,000	17.27%	7.36%
2032	683,425	18,863	—	(5,480)	696,808	26.97%	7.51%
2033	—	39,665	—	—	39,665	1.54%	7.85%
2034	—	64,320	—	—	64,320	2.49%	6.50%
Total	$2,170,788	$349,802	$96,918	$(34,666)	$2,582,842	100.00%	6.17%

Based on Original Maturity Dates:
Year	Consolidated Debt	CBL's Share of Unconsolidated Affiliates' Debt	Other Debt (1)	Noncontrolling Interests' Share of Consolidated Debt	CBL's Share of Consolidated, Unconsolidated and Other Debt	% of Total	Weighted Average Interest Rate
2025	$19,438	$—	$—	$(9,719)	$9,719	0.38%	4.80%
2026	567,187	17,426	96,918	(19,467)	662,064	25.63%	4.62%
2027	—	1,012	—	—	1,012	0.04%	7.26%
2028	133,125	153,174	—	—	286,299	11.08%	5.34%
2029	—	32,163	—	—	32,163	1.25%	4.97%
2030	940,649	23,179	—	—	963,828	37.31%	6.92%
2031	446,000	—	—	—	446,000	17.27%	7.36%
2032	64,389	18,863	—	(5,480)	77,772	3.01%	5.74%
2033	—	39,665	—	—	39,665	1.54%	7.85%
2034	—	64,320	—	—	64,320	2.49%	6.50%
Total	$2,170,788	$349,802	$96,918	$(34,666)	$2,582,842	100.00%	6.17%

(1)
During the year ended December 31, 2025, the Company deconsolidated Southpark Mall due to a loss of control when the property was placed into receivership in connection with the foreclosure process. In January 2026, the Company was notified by the lender that the loan secured by Jefferson Mall was in default. In February 2026, the Company deconsolidated Jefferson Mall when it was placed into receivership in connection with the foreclosure process.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Operating Metrics by Collateral Pool

Basis of Presentation

The tables below provide certain property level financial information by property type and by categories based on the debt supported. The property types include Malls, Lifestyle Centers, Outlet Centers, Open-Air Centers, Outparcels and Other, each as defined below:

Malls: The Malls are enclosed large regional shopping centers, generally anchored by two or more anchors or junior anchors, a wide variety of in-line retail stores, restaurants and non-retail tenants.

Lifestyle Centers: The Lifestyle Centers are large open-air centers, generally anchored by one or more anchors, which can include traditional department store anchors, grocers, or other non-traditional anchors and/or junior anchors, a wide variety of in-line and retail stores, restaurants, and/or non-retail tenants.

Outlet Centers: The Outlet Centers are open-air centers, generally anchored by one or more discount or off-price junior anchors and a wide variety of brand name off-price or discount in-line stores.

Open-Air Centers: The Open-Air Centers are designed to attract local and regional customers. They are typically anchored by a combination of supermarkets, value-priced stores, big-box retailers or may also feature traditional department stores. Open-Air Centers also feature a selection of shops that may include traditional retail stores, services or convenience offerings. Open-Air Centers may be located adjacent to CBL’s existing Malls or Lifestyle Centers.

Outparcels: The outparcels are subdivided improved parcels of land located at or adjacent to our Malls, Lifestyle Centers, Outlet Centers or Open-Air Centers. The outparcels are generally single-tenant or multi-tenant buildings that are either structured on a ground lease or building lease.

Other: Other includes other non-retail property types such as office, hotels or vacant land.

The information provided in the tables below, including historic operational and financial information, is for properties owned as of March 31, 2026, as listed on the Property List table. Information is provided on a “same-center” basis and any properties or interests in properties acquired or disposed of prior to March 31, 2026, were assumed to have been acquired or disposed for all periods presented. Properties excluded from the same-center pool that would otherwise meet these criteria are categorized as excluded properties. We exclude properties which are under major redevelopment or are being considered for repositioning, and where we are working or intend to work with the lender on a restructure of the terms of the loan secured by the property or convey the secured property to the lender (“Excluded Properties”).

Net Operating Income (NOI) and other financial information included in the presentation is reflected based on CBL’s share of ownership.

NOI is a supplemental non-GAAP measure of the operating performance of our shopping centers and other properties. We define NOI as property operating revenues (rental revenues and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs). NOI excludes straight-line rents, above/below market lease rates, landlord inducement write-offs, lease buyouts and management fees.

Due to the exclusions noted above, NOI should only be used as a supplemental measure of our performance and not as an alternative to GAAP operating income (loss) or net income (loss).

Interest is calculated on a GAAP basis including amortization of deferred financing costs and accretion of debt discounts.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Property List:

Property	Location	Sales Per Square Foot for the Trailing Twelve Months Ended (1)		In-Line Occupancy (2)
		March 31, 2026	March 31, 2025	March 31, 2026	March 31, 2025
CONSOLIDATED UNENCUMBERED
Malls:
Dakota Square Mall	Minot, ND
Meridian Mall	Lansing, MI
Mid Rivers Mall	St. Peters, MO
Northgate Mall	Chattanooga, TN
Northpark Mall	Joplin, MO
Parkway Place	Huntsville, AL
South County Center	St. Louis, MO
St. Clair Square	Fairview Heights, IL
Stroud Mall	Stroudsburg, PA
Total Malls		$343	$326	80.7%	83.6%

Outparcels and Other		N/A	N/A	92.7%	89.2%

Total Consolidated Unencumbered		$343	$326	81.8%	84.1%

JOINT VENTURE ASSETS
Malls:
Coastal Grand Mall	Myrtle Beach, SC
Governor's Square	Clarksville, TN
Kentucky Oaks Mall	Paducah, KY
Total Malls		$392	$381	90.2%	85.4%

Outlet Centers:
The Outlet Shoppes at Atlanta	Woodstock, GA
The Outlet Shoppes at El Paso	El Paso, TX
The Outlet Shoppes of the Bluegrass	Simpsonville, KY
Total Outlet Centers		$488	$475	92.5%	94.1%

Lifestyle Centers:
Friendly Center and The Shops at Friendly	Greensboro, NC	$657	$599	96.1%	89.7%

Open-Air Centers:
Ambassador Town Center	Lafayette, LA
Coastal Grand Crossing	Myrtle Beach, SC
Governor's Square Plaza	Clarksville, TN
Hammock Landing	West Melbourne, FL
The Pavilion at Port Orange	Port Orange, FL
The Shoppes at Eagle Point	Cookeville, TN
York Town Center	York, PA
Total Open-Air Centers		N/A	N/A	97.6%	94.5%

Total Joint Venture Assets		$496	$473	94.5%	91.9%

CONSOLIDATED ENCUMBERED ASSETS
Malls:
CherryVale Mall	Rockford, IL
CoolSprings Galleria	Nashville, TN
Cross Creek Mall	Fayetteville, NC
East Towne Mall	Madison, WI
Fayette Mall	Lexington, KY
Frontier Mall	Cheyenne, WY
Hamilton Place	Chattanooga, TN
Hanes Mall	Winston-Salem, NC
Kirkwood Mall	Bismarck, ND
Mall del Norte	Laredo, TX
Northwoods Mall	North Charleston, SC

Property	Location	Sales Per Square Foot for the Trailing Twelve Months Ended (1)		In-Line Occupancy (2)
		March 31, 2026	March 31, 2025	March 31, 2026	March 31, 2025
Oak Park Mall	Overland Park, KS
Parkdale Mall	Beaumont, TX
Post Oak Mall	College Station, TX
Richland Mall	Waco, TX
Sunrise Mall	Brownsville, TX
Turtle Creek Mall	Hattiesburg, MS
Valley View Mall	Roanoke, VA
Volusia Mall	Daytona Beach, FL
West County Center	Des Peres, MO
West Towne Mall	Madison, WI
Westmoreland Mall	Greensburg, PA
Total Malls		$464	$449	90.1%	90.2%

Outlet Centers:
The Outlet Shoppes at Laredo	Laredo, TX	$348	$332	82.9%	84.1%

Lifestyle Centers:
Mayfaire Town Center	Wilmington, NC
Pearland Town Center	Pearland, TX
Southaven Towne Center	Southaven, MS
Total Lifestyle Centers		$433	$399	89.5%	91.8%

Open-Air Centers:
Alamance Crossing West	Burlington, NC
CoolSprings Crossing	Nashville, TN
Courtyard at Hickory Hollow	Nashville, TN
Frontier Square	Cheyenne, WY
Gunbarrel Pointe	Chattanooga, TN
Hamilton Corner	Chattanooga, TN
Hamilton Crossing	Chattanooga, TN
Harford Annex	Bel Air, MD
The Landing at Arbor Place	Atlanta (Douglasville), GA
Parkdale Crossing	Beaumont, TX
The Plaza at Fayette	Lexington, KY
The Shoppes at Hamilton Place	Chattanooga, TN
The Shoppes at St. Clair Square	Fairview Heights, IL
Sunrise Commons	Brownsville, TX
The Terrace	Chattanooga, TN
West Towne Crossing	Madison, WI
WestGate Crossing	Spartanburg, SC
Westmoreland Crossing	Greensburg, PA
Total Open-Air Centers		N/A	N/A	94.0%	95.5%

Outparcels		N/A	N/A	95.6%	96.4%

Total Consolidated Encumbered Assets		$457	$440	90.9%	91.4%

Total Same-Center Portfolio		$453	$433	90.5%	90.5%

ACQUIRED PROPERTIES
Ashland Town Center (3)	Ashland, KY
Gateway Mall (4)	Lincoln, NE
Mesa Mall (3)	Grand Junction, CO
Paddock Mall (3)	Ocala, FL
Southgate Mall (3)	Missoula, MT
Total Acquired Properties		$424	$416	90.1%	N/A

Total Portfolio		$451	$432	90.5%	90.4%

EXCLUDED PROPERTIES
Arbor Place	Atlanta (Douglasville), GA
Brookfield Square	Brookfield, WI
Eastland Mall	Bloomington, IL
Harford Mall	Bel Air, MD
Jefferson Mall	Louisville, KY

Property	Location	Sales Per Square Foot for the Trailing Twelve Months Ended (1)		In-Line Occupancy (2)
		March 31, 2026	March 31, 2025	March 31, 2026	March 31, 2025
Laurel Park Place	Livonia, MI
Old Hickory Mall	Jackson, TN
The Outlet Shoppes at Gettysburg	Gettysburg, PA
Southpark Mall	Colonial Heights, VA
York Galleria	York, PA
Total Excluded Properties		N/A	N/A	N/A	N/A
(1)
Represents same-center sales per square foot for tenants 10,000 square feet or less for malls, outlet centers and lifestyle centers. Sales are reported on a whole property basis. Sales for unencumbered portions or outparcels of a property with reporting tenants under 10,000 square feet are reflected with the sales of the main property.
(2)
Includes occupancy metrics for stores with gross leasable area under 20,000 square feet for unencumbered portions or outparcels of a property.
(3)
The property is encumbered by the 2032 non-recourse bank loan (consolidated encumbered assets - malls), but has not yet met the same-center criteria. Sales information is included for the prior-year period, but prior-year occupancy information was unavailable.
(4)
The property is encumbered (consolidated encumbered assets - malls), but has not yet met the same-center criteria. Sales information is included for the prior-year period, but prior-year occupancy information was unavailable.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Operating Metrics - Three Months Ended March 31, 2026 at CBL Share
(Dollars in thousands)
	NOI	Capital Expenditures	Redevelopment	Unleveraged Cash Flow	Interest Expense	Non-Cash Interest Expense (1)	Amortization	Cash Flow
CONSOLIDATED UNENCUMBERED
Malls	$8,956	$(853)	$-	$8,103	$-	$-	$-	$8,103
Outlet Centers	(7)	-	-	(7)	-	-	-	(7)
Outparcels	184	-	-	184	-	-	-	184
Other	545	(423)	-	122	-	-	-	122
Term Loan Debt Service (2)	-	-	-	-	(159)	2	(242)	(399)
Total Consolidated Unencumbered	9,678	(1,276)	-	8,402	(159)	2	(242)	8,003

JOINT VENTURE ASSETS
Malls	3,747	(296)	-	3,451	(605)	45	(1,379)	1,512
Outlet Centers	4,482	(961)	-	3,521	(1,957)	35	(309)	1,290
Lifestyle Centers	3,345	(317)	-	3,028	(1,187)	41	(301)	1,581
Open-Air Centers	3,925	(293)	-	3,632	(2,135)	40	(497)	1,040
Outparcels	67	-	-	67	-	-	-	67
Other	55	(21)	-	34	(134)	-	(1,816)	(1,916)
Total Joint Venture Assets	15,621	(1,888)	-	13,733	(6,018)	161	(4,302)	3,574

CONSOLIDATED ENCUMBERED ASSETS
Malls	52,898	(5,962)	-	46,936	(19,022)	6,175	(8,782)	25,307
Outlet Centers	723	-	-	723	(392)	22	(211)	142
Lifestyle Centers	5,730	(607)	-	5,123	(178)	-	-	4,945
Open-Air Centers	7,427	(445)	-	6,982	(3,934)	118	(189)	2,977
Outparcels	4,181	(4)	-	4,177	(2,958)	91	-	1,310
Other	298	-	-	298	-	-	-	298
Term Loan Debt Service (2)	-	-	-	-	(8,189)	82	(12,471)	(20,578)
Total Consolidated Encumbered Assets	71,257	(7,018)	-	64,239	(34,673)	6,488	(21,653)	14,401

Total Same-Center	96,556	(10,182)	-	86,374	(40,850)	6,651	(26,197)	25,978

Not same-center	11,929	(288)	-	11,641	(4,562)	742	(1,598)	6,223

Total Portfolio	$108,485	$(10,470)	$-	$98,015	$(45,412)	$7,393	$(27,795)	$32,201
(1)
Non-cash interest expense consists of the accretion of debt discounts, amortization of deferred financing costs and default interest.
(2)
Properties that were previously encumbered by the secured term loan are now primarily encumbered by the secured mall loan due 2031 and the secured lifestyle centers loan due 2032, but one property is now unencumbered.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Operating Metrics - Three Months Ended March 31, 2025 at CBL Share
(Dollars in thousands)
	NOI	Capital Expenditures	Redevelopment	Unleveraged Cash Flow	Interest Expense	Non-Cash Interest Expense (1)	Amortization	Cash Flow
CONSOLIDATED UNENCUMBERED
Malls	$9,272	$(1,312)	$-	$7,960	$-	$-	$-	$7,960
Outlet Centers	(7)	-	-	(7)	-	-	-	(7)
Outparcels	193	-	-	193	-	-	-	193
Other	523	(174)	-	349	-	-	-	349
Term Loan Debt Service (2)	-	-	-	-	(236)	2	(210)	(444)
Total Consolidated Unencumbered	9,981	(1,486)	-	8,495	(236)	2	(210)	8,051

JOINT VENTURE ASSETS
Malls	3,800	(1,608)	-	2,192	(894)	350	(529)	1,119
Outlet Centers	4,537	-	-	4,537	(1,982)	35	(292)	2,298
Lifestyle Centers	3,161	(103)	(253)	2,805	(1,205)	41	(283)	1,358
Open-Air Centers	3,872	(409)	-	3,463	(2,292)	69	(1,067)	173
Outparcels	58	-	-	58	-	-	-	58
Other	129	(11)	-	118	(133)	-	(1,594)	(1,609)
Total Joint Venture Assets	15,557	(2,131)	(253)	13,173	(6,506)	495	(3,765)	3,397

CONSOLIDATED ENCUMBERED ASSETS
Malls	51,457	(5,375)	-	46,082	(18,093)	6,639	(10,481)	24,147
Outlet Centers	641	-	-	641	(430)	18	(195)	34
Lifestyle Centers	5,394	(2,668)	-	2,726	-	-	-	2,726
Open-Air Centers	7,102	(143)	-	6,959	(4,014)	263	-	3,208
Outparcels	4,178	(42)	-	4,136	(3,099)	237	-	1,274
Other	247	-	-	247	-	-	-	247
Term Loan Debt Service (2)	-	-	-	-	(12,148)	96	(10,802)	(22,854)
Total Consolidated Encumbered Assets	69,019	(8,228)	-	60,791	(37,784)	7,253	(21,478)	8,782

Total Same-Center	94,557	(11,845)	(253)	82,459	(44,526)	7,750	(25,453)	20,230

Not same-center	11,790	(886)	(1,405)	9,499	(5,650)	2,654	(2,548)	3,955
Term Loan Debt Service (2)	-	-	-	-	(275)	2	(238)	(511)

Total Portfolio	$106,347	$(12,731)	$(1,658)	$91,958	$(50,451)	$10,406	$(28,239)	$23,674
(1)
Non-cash interest expense consists of the accretion of debt discounts, amortization of deferred financing costs and default interest.
(2)
Properties that were previously encumbered by the secured term loan are now primarily encumbered by the secured mall loan due 2031 and the secured lifestyle centers loan due 2032, but one property was sold and one property is now unencumbered.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

New and Renewal Leasing Activity of Same Small Shop Space Less Than 10,000 Square Feet

Property Type	Square Feet	Prior Gross Rent PSF	New Initial Gross Rent PSF	% Change Initial	New Average Gross Rent PSF	% Change Average
Three Months Ended March 31, 2026:
All Property Types (1)	371,680	$43.39	$44.72	3.1%	$45.88	5.7%
Malls, Lifestyle Centers & Outlet Centers (2)	363,845	43.45	44.72	2.9%	45.87	5.6%
New leases (2)	42,803	33.73	49.56	46.9%	52.44	55.5%
Renewal leases (2)	321,042	44.75	44.08	(1.5)%	44.99	0.5%
Open-air Centers	7,835	40.73	44.39	9.0%	46.40	13.9%
(1)
Includes malls, lifestyle centers, outlet centers, open-air centers and other.
(2)
The change is primarily driven by malls.

Total Leasing Activity:		Average Annual Base Rents Per Square Foot (1) By Property Type For Small Shop Space Less Than 10,000 Square Feet:
	Square Feet
Three Months Ended March 31, 2026:
Operating portfolio:			As of March 31,	As of March 31,
New leases	151,266		2026	2025
Renewal leases	431,245	Same-center Malls, Lifestyle & Outlet Centers	$32.01	$32.12
Development portfolio:		Total Malls	31.72	31.72
New leases	—	Total Lifestyle Centers	32.77	32.23
Total leased	582,511	Total Outlet Centers	32.75	30.20
		Total Malls, Lifestyle & Outlet Centers	31.95	31.58
		Open-Air Centers	16.27	16.31
		Other	21.32	20.98
(1)
Average annual base rents per square foot are based on contractual rents in effect as of March 31, 2026, including the impact of any rent concessions. Average base rents for open-air centers and office buildings include all leased space, regardless of size.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

New and Renewal Leasing Activity of Same Small Shop Space Less Than 10,000 Square Feet

For the Three Months Ended March 31, 2026 Based on Commencement Date

	Number of Leases	Square Feet	Term (in years)	Initial Rent PSF	Average Rent PSF	Expiring Rent PSF	Initial Rent Spread		Average Rent Spread
Commencement 2026:
New	56	140,205	7.28	$50.12	$54.66	$35.74	$14.38	40.2%	$18.92	52.9%
Renewal	431	1,221,007	2.96	43.86	44.73	43.47	0.39	0.9%	1.26	2.9%
Commencement 2026 Total	487	1,361,212	3.45	44.51	45.75	42.67	1.84	4.3%	3.08	7.2%

Commencement 2027:
New	2	2,333	7.75	141.06	146.80	145.80	(4.74)	(3.3)%	1.00	0.7%
Renewal	44	124,327	3.19	46.77	48.28	45.38	1.39	3.1%	2.90	6.4%
Commencement 2027 Total	46	126,660	3.39	48.51	50.10	47.23	1.28	2.7%	2.87	6.1%

Total 2026/2027	533	1,487,872	3.45	$44.85	$46.13	$43.07	$1.78	4.1%	$3.06	7.1%

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Top 25 Tenants Based On Percentage Of Total Annualized Revenues

	Tenant	Number of Stores	Square Feet	Percentage of Total Revenues (1)
1	Signet Group, PLC (2)	104	152,819	2.62%
2	Victoria's Secret & Co.	45	370,690	2.58%
3	American Eagle Outfitters, Inc.	58	355,667	2.53%
4	Dick's Sporting Goods, Inc. (3)	22	1,432,702	2.17%
5	Pentland Group (4)	60	348,975	2.16%
6	Foot Locker, Inc.	55	283,935	2.02%
7	Bath & Body Works, Inc.	53	224,803	1.76%
8	Genesco Inc. (5)	68	136,007	1.46%
9	Knitwell Group	78	349,869	1.45%
10	The Buckle, Inc.	35	183,384	1.29%
11	Catalyst Brands	65	3,107,036	1.27%
12	Luxottica Group S.P.A. (6)	68	147,303	1.17%
13	The Gap Inc.	39	476,244	1.15%
14	Sycamore Partners	88	305,830	1.07%
15	Cinemark Corp.	7	354,786	1.05%
16	Abercombie & Fitch, Co.	28	190,727	1.03%
17	Barnes & Noble Booksellers, Inc.	18	473,262	0.98%
18	The TJX Companies, Inc. (7)	18	518,467	0.91%
19	Ames Watson, LLC (8)	92	117,260	0.87%
20	H & M Hennes & Mauritz AB	33	698,112	0.86%
21	Spencer Spirit Holdings, Inc.	43	99,726	0.81%
22	Ulta Salon, Cosmetics & Fragrance, Inc.	23	235,053	0.78%
23	GoTo Foods (9)	59	40,856	0.75%
24	Shoe Show, Inc.	25	317,408	0.75%
25	Darden Restaurants, Inc.	32	218,701	0.61%
		1,216	11,139,622	34.10%
(1)
Includes the Company's proportionate share of total revenues from consolidated and unconsolidated affiliates based on the ownership percentage in the respective joint venture and any other applicable terms.
(2)
Signet Group, PLC. operates Kay Jewelers, Marks & Morgan, JB Robinson, Shaw's Jewelers, Osterman's Jewelers, LeRoy's Jewelers, Jared Jewelers, Belden Jewelers, Ultra Diamonds, Rogers Jewelers, Zales, Peoples, Banter by Piercing Pagoda and Piercing Pagoda.
(3)
Dick's Sporting Goods, Inc. operates Dick's Sporting Goods, Golf Galaxy and Field & Stream. Includes a former Sears lease acquired by Dick's Sporting Goods, Inc. for future redevelopment.
(4)
Pentland Group is formerly known as Finish Line, Inc. and operates Finish Line, City Gear, Hibbett Sports, JD Sports and Shoe Palace.
(5)
Genesco Inc. operates Journey's, Underground by Journey's, Shi by Journey's, Johnston & Murphy, Hat Shack, Lids, Hat Zone and Clubhouse.
(6)
Luxottica Group S.P.A. operates Lenscrafters, Pearle Vision and Sunglass Hut.
(7)
The TJX Companies, Inc. operates T.J. Maxx, Marshalls, HomeGoods and Sierra Trading Post.
(8)
Ames Watson, LLC operates Lids, Lid's Locker Room and Claire's.
(9)
GoTo Foods operates Cinnabon, Auntie Anne's, Moe's Southwest Grill, McAlister's Deli and Jamba.

Capital Expenditures

(In thousands)

	Three Months Ended March 31,
	2026	2025
Tenant allowances (1)	$4,578	$6,543
Maintenance capital expenditures: (2)
Parking lot and parking lot lighting	352	997
Roof replacements	76	1,276
Other capital expenditures	5,465	3,915
Total maintenance capital expenditures	5,893	6,188
Total capital expenditures	$10,471	$12,731
(1)
Tenant allowances, sometimes made to third-generation tenants, are recovered through minimum rents from the tenants over the term of the lease.
(2)
The capital expenditures incurred for maintenance such as parking lot repairs, parking lot lighting and roofs are classified as maintenance capital expenditures.